Exhibit 10.12
REDACTED VERSION

Supply Agreement
Between
SeraCare Life Sciences, Inc.
as SUPPLIER,
INSTITUTO GRIFOLS, S.A. as
MANUFACTURER
and
Wyeth Pharmaceuticals, Inc.
for
Human Serum Albumin *** for cell
culture (Not for Injection) WyethBioPharma
formulation/specifications

*** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission’s rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.  ***

WYETH BIOPHARMA.

SUPPLY AGREEMENT

***Table of Contents***

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WYETH BIOPHARMA.

SCHEDULE 1:    INITIAL TWELVE MONTH FORECAST

APPENDICES

A.	CONFIDENTIALITY AGREEMENT

B.	RELEASE CRITERIA, INCLUDING SPECIFICATIONS

C.	TECHNICAL AGREEMENT

D.	PRICING

E.	FORM OF PURCHASE ORDER

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WYETH BIOPHARMA.

SUPPLY AGREEMENT

This Agreement (the “Supply Agreement” or the “Agreement”) entered into this 27th day of September 2002, the “Execution Date,” by and among SeraCare Life Sciences, Inc., a California Corporation with offices at 1935 Avenida Del Oro, Suite F, Oceanside, CA 92056, (“SUPPLIER”), Instituto Grifols, S.A., a Spanish Corporation with offices located at pol. Levante C/Can Guash 2, 08150, Parets Del Valles (Barcelona) (“MANUFACTURER”), and Wyeth Pharmaceuticals, Inc., acting through the Wyeth BioPharma unit of its Wyeth Research division (hereinafter “Wyeth”), with offices at One Burtt Road, Andover, Massachusetts 01810.

WHEREAS, MANUFACTURER is a well-known manufacturer of human plasma derived products with expertise in process optimization and industrialization as well as cGMP manufacturing.

WHEREAS, MANUFACTURER has developed a process to manufacture the PRODUCT (as defined herein) in commercial scale.

WHEREAS, SUPPLIER is the exclusive distributor of the PRODUCT for MANUFACTURER to Wyeth.

WHEREAS, Wyeth is prepared to purchase commercial quantities of PRODUCT from SUPPLIER on the terms set forth herein.

NOW, THEREFORE, in consideration of SUPPLIER’S supply of PRODUCT to Wyeth for the monetary amounts set forth in this Agreement; and the promises, covenants and other valuable consideration hereinafter set forth, the parties hereby agree as follows:

Article 1. Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

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1.01.	“Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and rules and regulations promulgated thereunder.

1.02
“Affiliate” of a party hereto shall mean any entity, which controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity, if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity and said power is not restricted by contract.

1.03	“Certificate of Analysis” or “COA” shall mean the certificate for each batch of PRODUCT delivered hereunder in substantially the form set forth in the Specifications.

1.04	“Confidential Information” shall mean Wyeth Confidential Information, SUPPLIER Confidential Information or MANUFACTURER Confidential Information.

1.05
“Confidentiality Agreement” shall mean the Confidentiality Agreement between MANUFACTURER and Wyeth, as successor to GENETICS INSTITUTE (an original party thereto), dated July 8, 1999, a copy of which is attached to this Agreement as Appendix A.

1.06	“cGMP” or “GMP” shall mean current Good Manufacturing Practice as promulgated by the United States Food and Drug Administration or applicable international counterparts.

1.07	“FINISHED DOSAGE” shall mean all biopharmaceutical formulation as manufactured by Wyeth utilizing PRODUCT.

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1.08	“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.09	“MANUFACTURER” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.10
“MANUFACTURER Confidential Information” shall mean all technical or commercial information and data provided by MANUFACTURER to Wyeth or SUPPLIER hereunder or, prior to the date of this Agreement, under the Confidentiality Agreement including, without limitation, all of the same provided by MANUFACTURER to Wyeth or provided by MANUFACTURER to SUPPLIER and in turn provided by SUPPLIER to Wyeth, as contemplated by and subject to and in accordance with Section 11.01 hereof. Upon request from Wyeth, MANUFACTURER shall promptly provide to Wyeth the technical or commercial information of MANUFACTURER as Wyeth shall require in order for Wyeth to utilize the PRODUCT as intended by Wyeth, all upon and subject to the terms hereof as though such information of the MANUFACTURER constituted MANUFACTURER Confidential Information provided hereunder.

1.11
“PRODUCT” shall mean MANUFACTURER’s “HUMAN SERUM ALBUMIN *** for cell culture (Not for Injection) Wyeth formulation/specifications” which is more particularly described in Appendix B hereof. The current draft of Appendix B, describing the PRODUCT and setting forth the Specifications (hereinafter defined) and other matters, is annexed hereto on the Execution Date. MANUFACTURER, SUPPLIER and Wyeth agree to continue to negotiate in good faith to complete and finalize Appendix B. When so completed and finalized, such Appendix B shall replace such current draft thereof as Appendix B to this Agreement and shall be an inseparable component of and is hereby incorporated into and made an integral part of this Agreement. References in this Agreement to Appendix B shall mean and refer to such current draft or such complete and finalized version thereof, as the case may be.

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1.12	“Technical Agreement” shall have the meaning provided in Section 3.02(g) hereof.

1.13
“Release Criteria” shall mean those criteria that PRODUCT must meet in order to be acceptable for use by Wyeth. These criteria are: MANUFACTURER shall manufacture PRODUCT in accordance (i) with applicable FDA and other international regulatory requirements for PRODUCT meeting the Specifications, (ii) applicable compulsory regulatory and compliance documentation including cGMP, (iii) Wyeth’s quality standards set forth in the Technical Agreement which is Appendix C to this Agreement, (iv) applicable governmental and pharmacopeia health and safety requirements and standards and (v) the Specifications.

1.14	“Relevant Statute of Limitations” shall have the meaning provided in Section 9.10 hereof.

1.15	“Sourcing Date” shall mean the date upon which Wyeth shall commence receiving commercial quantities of PRODUCT purchased by it hereunder.

1.16
“Specifications” shall mean the specifications for PRODUCT set forth in Appendix B, hereof, including sampling, test criteria and procedures contemplated by Article 8 of this Agreement or otherwise provided therein to be met and satisfied for purposes of determining that PRODUCT supplied hereunder conforms to such specifications.

1.17	“SUPPLIER” shall mean SeraCare Life Sciences, Inc., a California corporation with corporate offices located at 1935 Avenida Del Oro, Suite F, Oceanside, CA. 92056.

1.18
“SUPPLIER Confidential Information” shall mean all technical or commercial information and data provided by SUPPLIER to MANUFACTURER or Wyeth hereunder including, without limitation, all of the same provided by SUPPLIER to Wyeth or provided by SUPPLIER to MANUFACTURER and in turn provided by

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MANUFACTURER to Wyeth, as contemplated by and subject to and in accordance with Section 11.01 hereof.

1.19
“Wyeth Confidential Information” shall mean all technical or commercial information and data provided by Wyeth to MANUFACTURER or SUPPLIER hereunder or, prior to the date of this Agreement, under the Confidentiality Agreement including, without limitation, all of the same provided by Wyeth to MANUFACTURER or provided by Wyeth to SUPPLIER and in turn provided by SUPPLIER to MANUFACTURER, as contemplated by and subject to and in accordance with Section 11.01 hereof.

1.20	“Wyeth” shall have the meaning provided in the introductory paragraph of this Agreement.

Article 2. Term

2.01
This Agreement enters into effect on the Execution Date and shall remain in full force and effect until May 31, 2007, unless sooner terminated in accordance with Article 17 of this Agreement. Thereafter, it shall be extended from year-to-year, unless terminated by any party by giving no less than twelve (12) months prior written notice to the other parties or terminated as provided for under the terms of Article 17.

Article 3. Supply

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3.01
SUPPLIER’s Role. The parties acknowledge and agree that SUPPLIER is the sole and exclusive distributor of human serum albumin produced by MANUFACTURER (including any Affiliates of MANUFACTURER) for sale to Wyeth (including any Affiliates of Wyeth) and that Wyeth (including any Affiliates of Wyeth) shall not purchase from MANUFACTURER (including any Affiliates of MANUFACTURER), and, except pursuant to this Agreement, MANUFACTURER shall not manufacture for, or supply to, Wyeth (including any Affiliates of Wyeth), human serum albumin products (including but not limited to the PRODUCT). It is understood and agreed by the parties that the purchase and sale of PRODUCT under this Agreement will occur as follows:

(i)	Wyeth orders PRODUCT from SUPPLIER pursuant to binding purchase orders pursuant to Section 4.1 of this Agreement;

(ii)
SUPPLIER will, within a maximum period of two days from its receipt of each such purchase order from Wyeth, submit to MANUFACTURER a corresponding purchase order for SUPPLIER’S purchase from MANUFACTURER of PRODUCT in quantities and upon other terms (other than price to SUPPLIER and payment terms pertaining to such price) identical to those included in the corresponding purchase order from Wyeth to SUPPLIER;

(iii)
MANUFACTURER will send the corresponding acceptance to SUPPLIER’s purchase order within a period of four days and will manufacture the PRODUCT as requested pursuant to SUPPLIER’s purchase order and in accordance with the Release Criteria and other requirements as set forth in this Agreement;

(iv)
SUPPLIER will arrange with MANUFACTURER for delivery of the underlying PRODUCT to Wyeth according to the delivery dates and other delivery terms provided in Wyeth purchase orders to SUPPLIER, and will be responsible for invoicing Wyeth and collecting payment for the PRODUCT from Wyeth; and

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(v)	MANUFACTURER will be responsible for invoicing SUPPLIER and collecting payment from SUPPLIER for PRODUCT ordered by SUPPLIER.

3.02 GENERAL

(a)
Manufacture and Supply. Wyeth shall purchase PRODUCT in accordance with orders for PRODUCT submitted to SUPPLIER by Wyeth from time to time during the term of this Agreement, for use in commercial scale biopharmaceutical production. MANUFACTURER agrees to manufacture PRODUCT (i) in accordance with the Release Criteria defined herein, (ii) in accordance with orders for PRODUCT submitted to MANUFACTURER by SUPPLIER from time to time during the term hereof, and (iii) otherwise in accordance with the terms, conditions and provisions in this Supply Agreement, for use in commercial scale biopharmaceutical production.

(b)
Requirements and Supply Contract. During the term of this Agreement, Wyeth shall purchase at least *** of its requirements of human serum albumin (including, but not limited to its requirements for PRODUCT) from SUPPLIER in accordance with the terms provided herein. MANUFACTURER shall supply to SUPPLIER, for purposes of such supply by it to Wyeth and to the extent ordered by Wyeth hereunder, up to *** bottles of PRODUCT per year. To the extent Wyeth’s orders for PRODUCT hereunder shall exceed such *** bottles per year MANUFACTURER shall use all commercially reasonable efforts to make and supply such additional PRODUCT to SUPPLIER for purposes of such supply by SUPPLIER to Wyeth hereunder.

(c)
Notwithstanding any other provision of this Supply Agreement, if for any reason whatsoever MANUFACTURER and SUPPLIER shall be unable (or shall be aware of an anticipated inability) to manufacture or deliver all of Wyeth’s Forecasted Requirements (defined below) for PRODUCT to Wyeth, SUPPLIER or MANUFACTURER shall promptly notify Wyeth in writing of such event and of the period for which such inability (or anticipated inability) to manufacture and

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deliver is expected to exist. If, during any purchase year, MANUFACTURER and SUPPLIER are unable to supply Wyeth’s requirements for PRODUCT, Wyeth shall be relieved of its obligation to purchase the PRODUCT impacted on an exclusive basis from SUPPLIER solely to the extent of and during the period of such inability to supply said PRODUCT by MANUFACTURER and SUPPLIER. Accordingly (except where due to force majeure, recall or breach by Wyeth, which are governed by other provisions of this Agreement), in the event of and during the period of MANUFACTURER’s and SUPPLIER’s inability to supply at least *** of Wyeth’s Forecasted Requirements for PRODUCT, Wyeth agrees that MANUFACTURER and SUPPLIER shall be obligated and be entitled to remedy said inability to supply by, at the election of Wyeth communicated to SUPPLIER in writing, either:

(i)
if Wyeth advises in writing that it has a qualified third party supplier, by allowing Wyeth to purchase that portion of its requirements of the affected PRODUCTS that MANUFACTURER and SUPPLIER are unable to supply, from said third party supplier during the period of MANUFACTURER’s and SUPPLIER’s inability to supply the affected PRODUCT hereunder; or

(ii)
if Wyeth advises in writing in good faith that it has no qualified third party supplier for the affected PRODUCT, by: (A) identifying and cooperating with the reasonable efforts of Wyeth to qualify a third party supplier of the affected PRODUCT during the period of MANUFACTURER’s and SUPPLIER’s inability to supply the affected PRODUCT, ***

(d)	However, subject to MANUFACTURER’s and SUPPLIER’s duty and right to provide the foregoing remedies, nothing in this Section 3.02(c) shall be construed

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to limit damages otherwise available, if such inability to supply is due to material breach by MANUFACTURER and/or SUPPLIER.

(e)	[Intentionally Omitted]

(f)
Location of Manufacture. MANUFACTURER agrees to manufacture PRODUCT for Wyeth only from facilities owned and operated by MANUFACTURER and located at pol. Levante C/CAN Guash 2 08150 Parets del Valles Barcelona, Spain (the “Facility”). MANUFACTURER does not have the right, during the term of this Agreement, to change the location of the Facility without the prior written consent of Wyeth.

(g)
Technical Agreement The current draft of a separate agreement defining quality procedures, roles and responsibilities (the “Technical Agreement”) is included as Appendix C. MANUFACTURER and Wyeth agree to continue to negotiate in good faith to complete, finalize, execute and deliver the Technical Agreement. When so completed, finalized, executed and delivered, such Technical Agreement shall replace such current draft thereof as Appendix C to this Agreement and shall be an inseparable component of and is hereby incorporated into and made an integral part of this Agreement.

3.03
Subject to (i) the restrictions on confidential information set forth in this Agreement and in the Confidentiality Agreement, (ii) the obligations contained in Section 3.02(b), and (iii) the restrictions contained in the last sentence of this Section 3.03, nothing in this Agreement shall preclude Wyeth from purchasing like or similar PRODUCT from other suppliers or from taking whatever steps may be necessary or appropriate to qualify alternative suppliers, including, but not limited to, selling any batches reasonably required to be manufactured for purposes of the qualification of such alternative suppliers and maintaining such qualifications. In no event shall Wyeth or any of its Affiliates (A) sell or convey PRODUCT to any non-Affiliate of Wyeth, except for the sale in the ordinary course of Wyeth’s business of Finished Dosage, or (B) share any viral validation

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studies, stability studies or other MANUFACTURER’s Confidential Information or SUPPLIER Confidential Information with any non-Affiliate of Wyeth.

3.04
MANUFACTURER agrees to manufacture PRODUCT in accordance with the assurances, representations, warranties and covenants set forth in the Technical Agreement. Except as provided in Section 3.02(b) and Article 17, Wyeth shall not be obligated to purchase PRODUCT for which it has not submitted a Purchase Order. Notwithstanding anything herein to the contrary, the remedy for Wyeth’s failure to observe such obligations provided in Section 3.02(b) and Article 17 shall be such monetary damages to which SUPPLIER or MANUFACTURER may be determined to be entitled to recover as provided herein.

3.05
Each delivery of PRODUCT, hereunder, will be delivered, as hereinafter provided, ex works. MANUFACTURER agrees to include the current Material Safety Data Sheet (MSDS) and Certificate of Analysis, as required with each delivery, for PRODUCT, and to comply with the packing and other instructions contained in the Technical Agreement or otherwise provided by Wyeth. MANUFACTURER agrees to cooperate with and assist Wyeth, as and to the extent reasonably requested by Wyeth, to prepare such MSDS.

3.06
MANUFACTURER will deliver the PRODUCT at the Facility to Wyeth or to such carrier(s) or agent(s) as shall be designated by Wyeth for the purpose, ex works, as in accordance with Incoterms 2000 as published by the International Chamber of Commerce.

Article 4. Purchase Orders, Forecasts and ***

4.01      Forecast and Purchase Orders.

(a)	Within 90 days prior to the Sourcing Date, Wyeth will provide MANUFACTURER and SUPPLIER with a twelve (12) month rolling forecast, beginning with the Sourcing Date, and showing Wyeth’s

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estimated requirements for PRODUCT. Attached hereto as Schedule 1 is the first such forecast. Beginning with the Sourcing Date, Wyeth will issue on the first day of the sixth (6th) month of every six-month period, a forecast update for the subsequent rolling twelve-month period commencing on the first day of the immediately following calendar month.

(b)
Purchase orders for PRODUCT shall be placed with SUPPLIER by Wyeth, in writing, in conjunction with forecast updates. All requirements within the first six (6) months of each forecast shall be firm (the “Forecasted Requirements”) and represented by the appropriate purchase orders submitted from time to time during such firm period to SUPPLIER in accordance with the current practices of the parties. Firm orders (i.e. orders accepted by MANUFACTURER) are legally binding for all parties in accordance with Section 4.03 of this Agreement.

(c)	Each purchase order submitted by Wyeth to SUPPLIER shall specify the required quantity and delivery date.

***

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***

4.03
Purchase Orders: Form and Binding Effect. Wyeth’s Purchase Orders concerning the production of PRODUCT made under this Agreement shall be placed with SUPPLIER on the then standard Wyeth Purchase Order form, a copy of the current form of which is attached hereto as Appendix E, and shall specify reasonable delivery dates and instructions for shipping and packaging. If any of the terms of the Purchase Orders shall conflict with the terms of this Agreement, this Agreement shall govern. Notwithstanding anything in this Agreement to the contrary, any terms in a Wyeth Purchase Order that vary from or are in addition to the terms set forth in Wyeth’s then standard form of purchase order shall not be binding on SUPPLIER or MANUFACTURER without SUPPLIER’s and MANUFACTURER’s prior written consent.

Article 5. PRICE FOR SUPPLY OF PRODUCT

5.01	Pricing. Wyeth shall purchase PRODUCT on a per *** bottle basis. The pricing for the PRODUCT is set forth on Appendix D, attached hereto.

(a)	Pricing according Appendix D shall be firm and fixed for the term of the Agreement, except as hereinafter provided.

(b)	In the event that, at any point during the term of this Agreement:

(i)
SUPPLIER shall sell PRODUCT or like human serum albumin substantially similar to Wyeth’s existing Specifications (“HSA”) to another customer in annual quantities smaller than or as large as the annual quantities purchased by Wyeth hereunder at prices lower than the corresponding prices for such quantities set forth in Appendix D, the foregoing prices for such quantities of PRODUCT set forth in Appendix D shall be prospectively, upon thirty (30) days prior written notice to

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SUPPLIER, reduced (x) to the lowest price at which such quantities of PRODUCT, or (y) by the same percentage reduction in such price of HSA from that set forth in Appendix D at which such quantities of HSA are sold by SUPPLIER to such other customer(s); or

(ii)
MANUFACTURER’s variable direct costs of labor or materials incurred in its manufacture of PRODUCT hereunder shall increase or decrease over that of the prior year, the price for PRODUCT according to Appendix E shall be correspondingly increased or decreased during such year but, in the case of any such increase or decrease, by not more than the percentage increase or decrease in the U.S. producer price index in such year over the prior year.

(c)	Notwithstanding any proviso in this Agreement to the contrary, including without limitation Section 3.02(b):

***

(ii)
If, within thirty (30) days after the notice from Wyeth described in the foregoing subsection (i), Wyeth, MANUFACTURER and SUPPLIER, notwithstanding good faith discussions, do not mutually agree on a reduction in such prices to meet the third party offer, then Wyeth may give MANUFACTURER and SUPPLIER a suspension notice (a “Suspension Notice”) pursuant to which Wyeth may, beginning no earlier than six

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months after the date of the Suspension Notice, suspend its obligations to order its requirements of PRODUCT from SUPPLIER as otherwise provided in this Agreement, but solely to the extent that Wyeth is able to purchase identical PRODUCT from such third party at a price below the then applicable price under this Agreement. Wyeth shall also include in such Suspension Notice a revision to the forecast provided pursuant to Section 4.01, specifying the quantity of PRODUCT it expects to order hereunder during the next twelve months and the quantity of identical PRODUCT that it expects to order from such third party during the next twelve months. The Forecasted Requirements (and SUPPLIER’s, MANUFACTURER’s obligations to supply such Forecasted Requirements) shall be reduced to reflect such revisions.

(iii)
Following provision of any such Suspension Notice, Wyeth may purchase the applicable PRODUCT from the lower priced source in accordance with its revised forecast, without breaching the terms of this Supply Agreement. The parties hereto agree that any Purchase Order submitted by Wyeth to SUPPLIER, and any PRODUCT made by MANUFACTURER as an obligation under this Agreement (including but not limited to ***) prior to the date that such Suspension Notice is given shall not be affected by such Suspension Notice and that the invoice price for any such PRODUCT shall be equal to the price in effect under this Supply Agreement at the time when such Purchase Order was issued.

(iv)
If at any time after a Suspension Notice is issued pursuant to the foregoing subsection (ii), MANUFACTURER, SUPPLIER and Wyeth mutually agree on a reduction in the price for the applicable PRODUCT, then Wyeth shall withdraw such Suspension Notice and, subject to fulfillment of Wyeth’s written commitments with the lower priced source referenced in the foregoing subsection (iii), Wyeth’s obligation to order all of its requirements of PRODUCT from SUPPLIER and the obligations of

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MANUFACTURER and SUPPLIER to supply PRODUCT as provided in this Supply Agreement shall resume.

(v)
If Wyeth does source any PRODUCT from any alternative source as provided in the foregoing subsections (i), (ii) and (iii) and then subsequently agrees to resume purchases of such PRODUCT from SUPPLIER in accordance with the foregoing subsection (iv), then Wyeth shall then have the right to (A) adjust its forecasts provided under Section 4.01 of this Agreement to reflect commitments for future purchases made by Wyeth from the alternative source under the foregoing subsection (iii), and (B) thereafter source such PRODUCT from an alternative source in accordance with the immediately preceding subsections (i), (ii) and (iii) subject, again, to subsection (iv) and this subsection (v), and so on.

5.02
Process Changes. If either Wyeth or MANUFACTURER identifies process change(s), which could result in reductions in the cost and, therefore, the price, of the PRODUCT, MANUFACTURER and Wyeth shall discuss such changes and determine the feasibility and implications of implementing such change(s).

5.03	No Liens. At delivery, PRODUCT will be free and clear of any liens or encumbrances placed thereon, except for liens and encumbrances incurred by Wyeth.

Article 6. Regulatory Requirements

6.01      (a)    Although these Registrations do not refer to PRODUCT, MANUFACTURER maintains product registrations for the therapeutic use of Albumin (Human) *** in the United States, the European Union and other international markets. MANUFACTURER agrees to maintain a US and European Drug Master File (DMF and EDMF respectively) and any corresponding requirement of other applicable international markets necessary to support these registrations. MANUFACTURER agrees to

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insure that the manufacturing process used to produce Albumin (Human) *** will be fully validated. MANUFACTURER agrees to make available for inspection by Wyeth and the relevant regulatory authorities at the Facility all related non-proprietary documents or non-proprietary portions of the DMF or EDMF. The inspection should be notified to MANUFACTURER 30 days in advance of the projected date or within such shorter period as may be required by the relevant regulatory authority. This inspection and visit to the facilities is covered by the Confidentiality Agreement and the provisions of Article 11 hereof.

(b)
MANUFACTURER agrees to prepare batch records and other manufacturing reports necessary for: (1) the approval of MANUFACTURER as a manufacturer of the PRODUCT under any and all applicable regulatory requirements, (2) Wyeth to obtain and maintain in its own name and/or in the name of MANUFACTURER in the US, EU and other international markets product registrations which refer to or cover PRODUCT, and (3) the release of PRODUCT by Wyeth. MANUFACTURER agrees to make all of such reports available to Wyeth as required by law. MANUFACTURER agrees to make the complete reports, including the raw data, available at the Facility for review by Wyeth upon request.

6.02
MANUFACTURER agrees to be responsible for all costs associated with maintaining proper cGMP, manufacturing standards and documentation requirements, as they may change from time to time, and as required by the FDA and all applicable government regulatory agencies for the manufacture of PRODUCT meeting the Specifications in accordance with section 9.02 of this Agreement.

6.03
MANUFACTURER agrees to manufacture PRODUCT in compliance with applicable FDA and other applicable governmental requirements in the US or elsewhere and the Release Criteria for PRODUCT, or such revised Release

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Criteria as Wyeth provides to MANUFACTURER and SUPPLIER, in writing, and agreed to by MANUFACTURER and SUPPLIER in writing. The Specifications are attached as Appendix B and are among the components of the Release Criteria to be complied with in the manufacture of the PRODUCT.

6.04
MANUFACTURER agrees to manufacture Product using only source plasma collected at FDA licensed plasma collection centers. MANUFACTURER will confirm that said plasma collection centers have a current FDA licence at such time when Product is released for shipment to Wyeth.

6.05
Source plasma may only be accepted from donors who meet the current FDA guidelines on donor suitability. All plasma used in the manufacture of Product must comply with 21 CFR 640 Subpart G, Source Plasma. Furthermore, the source plasma must comply with the European Pharmacopoeia requirements for “Human Plasma for Fractionation”.

6.06
For those procedures to be completed as provided above, MANUFACTURER agrees to be responsible for all process, analytical method and equipment validation and to take all commercially reasonable steps necessary to pass government inspection by the FDA and analogous international authorities for such procedures where appropriate. MANUFACTURER also agrees to use commercially reasonable efforts to assist Wyeth in preparing and updating any required regulatory submissions and all other documents required by the FDA or other United States or international regulatory agencies from Wyeth in order to obtain approval of MANUFACTURER as a manufacturer of PRODUCT.

6.07	MANUFACTURER agrees to test PRODUCT in accordance with, and at the time of delivery cause PRODUCT to conform to, the Release Criteria and testing methods as set forth and indicated in Appendix B.

6.08	For the production of the PRODUCT, MANUFACTURER will rely on the stability studies performed and provided by Wyeth and, if requested by Wyeth, by

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SUPPLIER. MANUFACTURER agrees to store and ship PRODUCT in an environment consistent with the storage recommendations as determined by Wyeth’s and, if requested by Wyeth, by SUPPLIER’s stability program.

Article 7. Payment

7.01
Payment by Wyeth shall be made to SUPPLIER net thirty (30) days from the date of delivery of the PRODUCTS to the common carrier specified by Wyeth. Shipment shall be arranged and invoices shall be issued upon MANUFACTURER’s release of PRODUCT. Payment by SUPPLIER to MANUFACTURER for corresponding PRODUCT ordered by SUPPLIER from MANUFACTURER shall be made by SUPPLIER to MANUFACTURER net thirty (30) days from the date of delivery of the PRODUCTS to the common carrier specified by Wyeth.

Article 8. Samples, Testing and Rejection

8.01
MANUFACTURER agrees to obtain a representative sample from each batch of PRODUCT produced for Wyeth at the Facility specified in Section 3.02(f). MANUFACTURER also agrees to supply Wyeth with relevant samples from each batch. MANUFACTURER agrees to perform the assays and analysis set forth on Appendix B hereto in strict accordance with the procedures previously agreed upon by the parties and to promptly supply a Certificate of Analysis in the format required by Wyeth (attached hereto as Appendix B). Such Certificate of Analysis shall identify the batch of PRODUCT to which it relates. Wyeth shall perform the assays and analysis set forth on Appendix B hereto in strict accordance with the procedures previously agreed upon by the parties.

8.02
In testing PRODUCT in accordance with this Agreement, MANUFACTURER agrees to use the analytical testing methods agreed upon by Wyeth and MANUFACTURER. Wyeth shall also use the analytical testing methods approved by Wyeth. Wyeth shall analyze a sample of PRODUCT (for purposes of determining whether the same meets Specifications) within forty-five (45) days

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from the date of receipt of the sample and shall report any adverse findings to MANUFACTURER and SUPPLIER within forty-five (45) days from such date of receipt of the sample.

8.03
All PRODUCT that the parties agree does not meet Release Criteria and is not capable of being reworked into PRODUCT that meets Release Criteria shall be disposed of by MANUFACTURER. MANUFACTURER agrees not to ship any PRODUCT for use by Wyeth pursuant to purchases by it from SUPPLIER pursuant to this Agreement, which, as indicated by a sample assay or analysis as set forth above, does not conform to Release Criteria, unless otherwise directed by Wyeth and SUPPLIER.

8.04
If it is mutually determined by all parties that a particular lot of PRODUCT does not meet the Release Criteria due to the fault of MANUFACTURER and can not be reprocessed by an approved route, MANUFACTURER agrees to use commercially reasonable efforts to replace such lot as quickly as possible at MANUFACTURER’s expense.

8.05
If, after shipment to Wyeth, a product failure of the PRODUCT is discovered, which can not be reprocessed by an approved route, and determined to be the result of a latent defect that (i) was not or could not have been detected by MANUFACTURER or by Wyeth using the sampling and testing procedures contemplated herein or (ii) was due to the failure of MANUFACTURER to adhere to cGMP and/or Wyeth required procedures, or (iii) was due to the negligence of MANUFACTURER, then the parties will apply the rules stated in Article 16 hereinbelow.

8.06
If the analysis or assay of a sample of the PRODUCT performed by or for Wyeth indicates that the batch of PRODUCT does not meet the Release Criteria and MANUFACTURER’s analysis or assay of its sample from the same batch indicates that the batch does meet Release Criteria, or vice versa, Wyeth will so advise MANUFACTURER and a joint investigation will be conducted to

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determine the cause of the failure. If the investigation proves that the PRODUCT meets the Release Criteria, then Wyeth shall purchase it as stated in the present Agreement. If the investigation proves that the PRODUCT does not meet the Release Criteria, then MANUFACTURER will replace PRODUCT as soon as possible at the expense of the MANUFACTURER. If the results are not clear, the parties shall discuss in good faith an equitable solution to the dispute. The cost of this investigation will be borne by MANUFACTURER and Wyeth 50%-50%.

8.07
MANUFACTURER agrees that it shall keep plasma pool samples, batch records and Quality Control documentation related to the lots of PRODUCT manufactured hereunder according to current regulations for at least one year after the expiration date of the PRODUCT, for the purposes of responding to requests for information by Regulatory Authorities and/or assisting Wyeth in any recall of Finished Dosage, or removal of the PRODUCT from the market. Wyeth shall keep records relating to Finished Dosage for at least one year after the expiration date of Finished Dosage for purposes of responding to requests for information by Regulatory Authorities and/or assisting MANUFACTURER in any recall of PRODUCT, or removal of PRODUCT from the market.

8.08
MANUFACTURER further agrees that it shall continue to monitor and maintain post collection information on donors and post-marketing data on the PRODUCT and its starting materials (including plasma pools) from the time of collection for a period of at least seven (7) years from the manufacturing date of the PRODUCT. Further, MANUFACTURER shall inform Wyeth in the event that any post-donation information should arise in the monitoring period, which would lead to measures that under normal circumstances could possibly include the recall of the lot (or part of the lot). MANUFACTURER shall inform Wyeth of any and all post-donation information within 3 days of receiving such information from its plasma suppliers.

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8.09
Wyeth agrees to report in writing to MANUFACTURER and SUPPLIER all events concerning Finished Dosage, which may relate to quality of the PRODUCT. MANUFACTURER agrees to use commercially reasonable steps necessary to aid Wyeth to investigate said reports.

Article 9. Representations, Warranties and Covenants

MANUFACTURER warrants and represents to Wyeth that:

9.01
MANUFACTURER is cognizant of cGMP as defined in the Act, the Guide to good manufacturing practice, The Rules Governing Medicinal Products in the European Union, Volume 4—Good manufacturing practices, 1998 Edition and accepted internationally. MANUFACTURER agrees to the best of its abilities to manufacture PRODUCT in a manner which complies with such cGMP guidelines and practices.

9.02	Change in Process

(a)
Except as otherwise agreed to in writing by the parties, MANUFACTURER agrees not to materially change the Process, the Specifications, the raw materials used, the source of the raw materials, the equipment, the site of manufacture, or the sampling or analytical testing methods or quality standards which are used in the production of the PRODUCT. A “material” change is defined for this purpose as any change that, if made to or with respect to Albumin (Human) *** would require the modification or amendment of an existing Albumin (Human) *** license or would require notification to the health or other regulatory authorities. MANUFACTURER further agrees that it will not modify or change any part of the Release Criteria or Technical Agreement.

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***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

(b)
MANUFACTURER agrees to provide Wyeth with a detailed written report of all material changes as identified in Section 9.02(a) that require Health Authorities or International Regulatory Approval prior to implementation.

9.03
If Wyeth is required by the FDA or some other United States or international regulatory agency to change, with respect to PRODUCT, the Specifications, the raw materials, sources of raw material, or the sampling or analytical testing methods or quality standards which are a part of the Release Criteria or Technical Agreement, MANUFACTURER agrees to use commercially reasonable efforts to accommodate all such requirements, but at Wyeth’s cost and expense insofar as and to the extent that Wyeth’s unique requirements need to be so accommodated.

9.04
If Wyeth requests, in writing, a change, with respect to the PRODUCT, in the Process, the Specifications, the raw materials, source of raw material, or the sampling or analytical testing methods or quality standards which are a part of the Release Criteria or the Technical Agreement, that is not the result of a requirement of FDA or some other United States or international regulatory agency, MANUFACTURER agrees to use reasonable efforts to accommodate such request, at Wyeth’s cost and expense.

9.05
If MANUFACTURER requests, in writing, a change, with respect to the PRODUCT, in the Process, the Specifications, the raw materials, source of raw material, or the sampling or analytical testing methods or quality standards which are a part of the Release Criteria or the Technical Agreement, that is not the result of a requirement of FDA or some other United States or international regulatory agency, Wyeth shall use reasonable efforts to accommodate such request, at MANUFACTURER’s cost and expense.

9.06
Each party agrees to promptly forward to the other parties copies of any written communication received by such party from the FDA or other United States or international regulatory agency, which will affect the manufacture of PRODUCT

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and/or Finished Dosage, as contemplated herein, and shall promptly advise the other parties of any such information.

9.07
MANUFACTURER agrees to conduct its PRODUCT manufacturing operations hereunder in compliance with all applicable laws and regulations including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes.

9.08	MANUFACTURER agrees to report to Wyeth and SUPPLIER, as soon as possible, all incidents that result in regulatory, safety, health or environmental audits.

9.09
MANUFACTURER warrants that to its knowledge, it has not used nor will it use in any capacity the services of any person debarred under the Generic Drug Enforcement Act, 21 USC §335a(k)(1), and further to its knowledge, MANUFACTURER has not used any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the services rendered to Wyeth. Before so using any services or person, MANUFACTURER agrees to use all commercially reasonable efforts to determine and satisfy itself that such person has not been so debarred or convicted.

9.10
The provisions of this Article 9 shall survive termination of this Agreement until the expiration of the statute of limitations relevant to claims which may be asserted against Wyeth or which according to the laws of the United States, may be asserted by Wyeth hereunder, whichever is longer, (the “Relevant Statute of Limitations”) all as determined by a court of competent jurisdiction in the United States to which the same may be submitted.

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Article 10.        Proprietary Ownership of Intellectual Property

10.01
None of the parties shall be deemed by this Agreement to have been granted or received any license or other rights to presently existing patent rights, know-how, trademarks, tradenames or copyrights relating to PRODUCT or formulations containing PRODUCT, or existing processes which are owned by Wyeth, SUPPLIER or MANUFACTURER (the “Product IP”). To the extent that Wyeth, SUPPLIER or MANUFACTURER possess such rights in the Product IP, they each hereby grant to the other parties hereto such licenses and rights to the Product IP only to such limited extent as may be necessary or appropriate for such other parties to manufacture and supply PRODUCT hereunder and for Wyeth to use, apply and sell PRODUCT and/or develop, make, have made, use and sell other formulations or products of which the PRODUCT may be a component or in or with respect to which the PRODUCT may be incorporated, integrated or used (“Finished Dosage”) or to use in and for any and all other lawful uses and purposes as Wyeth may determine in its sole discretion.

Article 11.        Confidential Information

11.01	It is contemplated that in the course of performance of this Agreement each party may, from time to time, disclose Confidential Information to the other(s).

(a)
MANUFACTURER agrees, on behalf of itself, its employees and agents, that during the term of this Agreement and for a period of five (5) years thereafter, it will not disclose to others or use for its own benefit or for the benefit of a third party, except as provided herein, Wyeth Confidential Information or SUPPLIER Confidential Information. MANUFACTURER further agrees to limit access to Wyeth Confidential Information and SUPPLIER Confidential Information to its employees or agents who need to know such Confidential Information for the purpose of producing PRODUCT under this Agreement and who, prior to affording them such access, are bound, by written agreement or otherwise for the benefit of MANUFACTURER, SUPPLIER and Wyeth, to perform and observe the obligations of MANUFACTURER under this Section 11.01(a).

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(b)
Wyeth agrees, on behalf of its employees and agents, that during the term of this Agreement and for a period of five (5) years thereafter, it will not disclose to others or use for its own benefit or for the benefit of a third party, except as provided herein, MANUFACTURER Confidential Information or SUPPLIER Confidential Information. Wyeth further agrees to limit access to MANUFACTURER Confidential Information and SUPPLIER Confidential Information to its employees or agents who need to know such Confidential Information with respect to the production or registration of PRODUCT and who, prior to affording them such access, are bound, by written agreement or otherwise for the benefit of Wyeth, MANUFACTURER and SUPPLIER, to perform and observe the obligations of Wyeth under this Section 11.01(b).

(c)
SUPPLIER agrees, on behalf of itself, its employees and agents, that during the term of this Agreement and for a period of five (5) years thereafter, it will not disclose to others or use for its own benefit or for the benefit of a third party, except as provided herein, Wyeth Confidential Information or MANUFACTURER Confidential Information. SUPPLIER further agrees to limit access to Wyeth Confidential Information and MANUFACTURER Confidential Information to its employees or agents who need to know such Confidential Information for the purpose of supplying PRODUCT under this Agreement and who, prior to affording them such access, are bound, by written agreement or otherwise for the benefit of SUPPLIER, MANUFACTURER and Wyeth, to perform and observe the obligations of SUPPLIER under this Section 11.01(c).

(d)	However, the provisions of (a), (b), and (c) herein shall not apply to:

(i)	information or data, which were already known by the receiving party at the time of its disclosure as evidenced by its written records;

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(ii)
information or data disclosed to the receiving party by a third party lawfully in possession of such information and not known by the receiving party, after reasonable inquiry with respect thereto, to be under an obligation of nondisclosure to the disclosing party in respect thereof;

(iii)
information or data, which at the time of disclosure are or which subsequently become patented, published or otherwise part of the public domain except by breach of this Agreement by the receiving party;

(iv)
information or data, which are required to be submitted to the FDA or other regulatory authorities in order to carry out the purposes of this Agreement, provided that any disclosure is made in accordance with Section 11.02 herein; or

(v)
information or data that is developed by the receiving party, independently or jointly with others, without use of or access to the disclosing party’s Confidential Information as evidenced by the receiving party’s written records.

11.02
In the event that a party is required by government rule or regulation to disclose Confidential Information of one or both of the other parties, the party required to make such disclosure shall promptly notify the other parties of such required disclosure and shall, to the extent reasonably possible, give the other parties an opportunity to review and comment on such disclosure prior to making such required disclosure and to object to some or all of such disclosure and/or obtain a protective order with respect thereto.

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11.03 (a)	Any and all Confidential Information in tangible form passed to any of the parties hereunder or for purposes hereof shall, on request, be immediately returnable to the disclosing party.

(b)	The Confidential Information passed to the other party hereunder or for purposes hereof shall not be used by the receiving party except as permitted under the terms of this Agreement.

11.04	The confidentiality obligations contained in this Article 11 shall survive the termination of this Agreement for a period of five years.

Article 12.    Indemnification

12.01
Wyeth shall indemnify, defend and hold harmless SUPPLIER and MANUFACTURER, and SUPPLIER’s and MANUFACTURER’s officers, directors, agents, servants, and employees from and against any and all claims, losses, damages, liabilities, costs and expenses, including reasonable legal expenses, arising out of or in connection with (a) a material breach by Wyeth of its duties under this Agreement, (b) the matters set forth in Section 12.06, (c) any misrepresentation or breach of warranty by Wyeth contained herein, and (d) except to the extent primarily attributable to the PRODUCT as sold to Wyeth hereunder, any claim, lawsuit or other action by a third party caused by the manufacture, use or sale of Finished Dosage to the extent primarily attributable to actions taken by Wyeth hereunder in violation of its obligations under this Agreement.

12.02 (a)	Wyeth shall be under no obligation to indemnify, defend, and hold harmless SUPPLIER regarding claims, losses, damages, liabilities, cost and expenses which are directly and primarily attributable to:

(i)	the wilful misconduct of SUPPLIER or its agents or employees;

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(ii)	SUPPLIER’s material breach of this Agreement; or

(iii)	the material failure of SUPPLIER or its employees to comply with applicable law or regulations.

(b)
Wyeth shall be under no obligation to indemnify, defend, and hold harmless MANUFACTURER regarding claims, losses, damages, liabilities, cost and expenses which are directly and primarily attributable to:

(i)	the wilful misconduct of MANUFACTURER or its agents or employees;

(ii)	MANUFACTURER’s material breach of this Agreement; or

(iii)	the material failure of MANUFACTURER or its employees to comply with applicable law or regulations.

12.03
SUPPLIER and MANUFACTURER agree to notify Wyeth of any claim which SUPPLIER or MANUFACTURER has or might assert under Section 12.01 promptly upon learning of the event or circumstance giving rise or which might give rise to such claim and determining that such event or circumstance might so give rise to such claim, provided that the failure so to provide such notice promptly shall not prejudice or adversely affect any such claim of SUPPLIER or MANUFACTURER hereunder. SUPPLIER and MANUFACTURER agree, at Wyeth’s cost, to permit Wyeth’s attorneys to handle, control and settle such third-party claims or suits as are described or included in Section 12.01; provided, however that Wyeth will not enter into any settlement that would adversely effect SUPPLIER or MANUFACTURER without SUPPLIER’s or MANUFACTURER’s consent, which shall not be unreasonably withheld. SUPPLIER and MANUFACTURER agree to provide Wyeth with reasonable assistance in defending such claim at Wyeth’s cost and expense. In the event that Wyeth has

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elected to handle and control the defence of such claim, SUPPLIER and MANUFACTURER may each participate in such action at its own expense.

12.04
SUPPLIER shall indemnify, defend and hold harmless Wyeth, and Wyeth’s officers, directors, agents, servants, and employees from and against any and all claims, losses, damages, liabilities, costs and expenses, including reasonable legal expenses, arising out of or in connection with (a) a material breach by SUPPLIER of its duties under this Agreement, (b) the matters set forth in Section 12.02(a), (c) any misrepresentation or breach of warranty by SUPPLIER contained herein, and (d) except to the extent primarily attributable to actions taken by Wyeth with respect to the PRODUCT, any claim, lawsuit or other action by a third party caused by the use or sale of PRODUCT by Wyeth in accordance with the terms of this Agreement to the extent primarily attributable to actions taken by SUPPLIER hereunder in violation of its obligations under this Agreement.

12.05
MANUFACTURER shall indemnify, defend and hold harmless Wyeth, and Wyeth’s officers, directors, agents, servants, and employees from and against any and all claims, losses, damages, liabilities, costs and expenses, including reasonable legal expenses, arising out of or in connection with (a) a material breach by MANUFACTURER of its duties under this Agreement, (b) the matters set forth in Section 12.02(b), (c) any misrepresentation or breach of warranty by MANUFACTURER contained herein, and (d) except to the extent primarily attributable to actions taken by Wyeth with respect to the PRODUCT, any claim, lawsuit or other action by a third party caused by the use or sale of PRODUCT by Wyeth in accordance with the terms of this Agreement to the extent primarily attributable to actions taken by MANUFACTURER hereunder in violation of its obligations under this Agreement.

12.06
SUPPLIER and MANUFACTURER shall be under no obligation to indemnify, defend, and hold harmless Wyeth regarding claims, losses, damages, liabilities, cost and expenses which are directly and primarily attributable to:

(i)	the wilful misconduct of Wyeth, or its agents or employees;

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(ii)	Wyeth’s material breach of this Agreement; or

(iii)	the material failure of Wyeth or its employees to comply with applicable law or regulations.

12.07
Wyeth agrees to notify SUPPLIER of any claim which Wyeth has or might assert under Section 12.04 promptly upon learning of the event or circumstance giving rise or which might give rise to such claim and determining that such event or circumstance might so give rise to such claim, provided that the failure so to provide such notice promptly shall not prejudice or adversely affect any such claim of Wyeth hereunder. Wyeth agrees, at SUPPLIER’s cost, to permit SUPPLIER’s attorneys to handle, control and settle such third-party claims or suits as are described or included in Section 12.04; provided, however that SUPPLIER will not enter into any settlement that would adversely effect Wyeth without Wyeth’s consent, which shall not be unreasonably withheld. Wyeth agrees to provide SUPPLIER with reasonable assistance in defending such claim at SUPPLIER’s cost and expense. In the event that SUPPLIER has elected to handle and control the defence of such claim, Wyeth may participate in such action at its own expense.

12.08
Wyeth agrees to notify MANUFACTURER of any claim which Wyeth has or might assert under Section 12.05 promptly upon learning of the event or circumstance giving rise or which might give rise to such claim and determining that such event or circumstance might so give rise to such claim, provided that the failure so to provide such notice promptly shall not prejudice or adversely affect any such claim of Wyeth hereunder. Wyeth agrees, at MANUFACTURER’s cost, to permit MANUFACTURER’s attorneys to handle, control and settle such third-party claims or suits as are described or included in Section 12.05; provided, however that MANUFACTURER will not enter into any settlement that would adversely effect Wyeth without Wyeth’s consent, which shall not be unreasonably withheld. Wyeth agrees to provide MANUFACTURER with reasonable assistance in defending such claim at MANUFACTURER’s cost and expense. In the event

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that MANUFACTURER has elected to handle and control the defence of such claim, Wyeth may participate in such action at its own expense.

12.09
Each of MANUFACTURER, SUPPLIER and Wyeth agree to obtain and maintain, at all times during the term of this Agreement, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers, with limits of not less than seven million dollars ($7,000,000) per occurrence and seven million dollars ($7,000,000) in the aggregate, in either case to cover their respective indemnification obligations under this Agreement. Each party shall furnish to the other party upon request, certificates of such insurance in force from time to time during the term hereof, including renewals and replacements of such coverage.

12.10	The indemnification obligations set forth in this Article 12 shall survive the termination of this Agreement until the expiration of the Relevant Statute Of Limitations. [See Section 9.10]

12.11
None of the parties to this Agreement shall be entitled to recover from any other party any special, incidental, consequential or punitive damages nor shall any party be liable for indemnification to any of the other parties on account of any claim asserted for special, incidental, consequential or punitive damages, including without limitation, lost profits, except in the case of a wilful and bad faith repudiation of this Agreement.

12.12	Notwithstanding anything in this Agreement to the contrary, the sole remedy to Wyeth for any recall or seizure based on or arising out of defects in the PRODUCT shall be as set forth in Article 16.

Article 13.        Patent Infringement Indemnification

13.01
SUPPLIER and MANUFACTURER, jointly and severally, shall indemnify, defend and hold Wyeth harmless and accept all legal and financial responsibility for any liability, damage, loss, cost or expense arising out of any patent infringement claims against Wyeth in respect of the manufacture,

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sale or use of the PRODUCT. Wyeth shall promptly notify SUPPLIER and MANUFACTURER, in writing, of said claims and at MANUFACTURER’s and SUPPLIER’s cost, permit MANUFACTURER’s and SUPPLIER’s attorneys to handle and control such claims or suits. Wyeth may participate in any such action at its own expense.

13.02	The Patent Infringement Indemnification terms set forth in Article 13 shall survive the termination of this Agreement until the expiration of the Relevant Statute Of Limitations

13.03	Article 13 will be interpreted and applied in accordance with Article 29. The declarations and acknowledgments stated in said Article will also be applicable in any case of patent infringement.

Article 14.        Government Inspection

14.01
MANUFACTURER agrees to notify Wyeth and SUPPLIER via facsimile within five (5) business days of notification of any pending or ongoing FDA or government inspection related to the manufacture of PRODUCT or the facilities used to produce, test or warehouse PRODUCT. MANUFACTURER agrees to inform Wyeth and SUPPLIER of any FDA Form 483 Observations, Warning Letters or associated material correspondence to and received from the FDA within seven (7) days of receipt. Further, MANUFACTURER agrees to make such correspondence available for inspection by Wyeth during their audits.

14.02
Wyeth agrees to notify MANUFACTURER and SUPPLIER via facsimile within five (5) business days of notification of any pending or ongoing FDA or government inspection related to the facilities used to test or warehouse PRODUCT. Wyeth agrees to inform SUPPLIER and MANUFACTURER of any FDA Form 483 Observations, Warning Letters or associated material correspondence to and received from the regulatory agency within seven (7)

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days of receipt. Further Wyeth agrees to make such correspondence available for inspection by MANUFACTURER during their audits.

Article 15.    Right to Inspect

15.01	In performing manufacturing hereunder, MANUFACTURER agrees to:

(i)
permit Wyeth or its designated representative to inspect on an annual basis (and more frequently upon reasonable request by Wyeth) that portion of the Facility where PRODUCT is manufactured, tested or stored to evaluate MANUFACTURER’s work practices, supporting systems, documents and records associated with PRODUCT, and make such copies of such documents and records as may be reasonably necessary and appropriate, for the purpose of assessing the MANUFACTURER’s compliance with applicable regulations and cGMP as described and provided in the Act. Such review shall be conducted upon reasonable prior notice by Wyeth, but not less than sixty (60) days prior to the inspection and shall be during normal business hours;

(ii)
to the extent Wyeth has reasonable, objective cause to believe that MANUFACTURER is in material breach of its obligations hereunder and such breach threatens Wyeth’s regulatory license to use PRODUCT manufactured by MANUFACTURER, permit Wyeth or its designated representative to inspect, on an as needed basis, that portion of the Facility where PRODUCT is manufactured, tested or stored to evaluate MANUFACTURER’s work practices, supporting systems, documents and records associated with PRODUCT and make copies of such documents and records as may be reasonably necessary and appropriate for the purpose of assessing MANUFACTURER’s compliance with applicable regulations and cGMP as described and provided in the Act. Such

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review shall be conducted upon reasonable prior notice by Wyeth, and shall be during normal business hours; and

(iii)
identify to Wyeth, upon request, in list form all haulers, brokers and disposal sites utilized for disposal of waste material generated in connection with the manufacture of PRODUCT. MANUFACTURER agrees to permit Wyeth or its designated representative to visit all disposal sites for hazardous waste generated in connection with the producing, packaging, and testing of PRODUCT. Such visits shall be on dates agreeable to Wyeth, MANUFACTURER, as applicable, and their respective environmental health and safety groups.

15.02
The parties shall keep each other reasonably informed of the steps taken by a party to resolve any outstanding issues with the FDA or international regulatory authorities and the anticipated timetable of resolution of such issues as it applies to PRODUCT or the manufacture of PRODUCT.

15.03
To the extent required, Wyeth shall allow SUPPLIER and MANUFACTURER to inspect Wyeth’s facilities where products incorporating or using the PRODUCT are manufactured, tested or stored to ensure compliance by Wyeth with the terms of this Agreement. Such review shall be conducted upon reasonable prior notice by SUPPLIER and MANUFACTURER, and shall be during normal business hours.

15.04	Any failure by the parties to comply with the requirements of this Article 15 shall be subject to the remedy rights set forth in Article 17 of this Agreement.

15.05	Any visit or information stated in this Article will also be covered by the Confidentiality Agreement and by Article 11 as specified in the present Agreement.

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Article 16.    Recall or Seizure

16.01
Each party shall keep the other parties fully informed of any notification or other information relating to the manufacture, use or sale of PRODUCT or Finished Dosage that it receives or learns of, whether received directly or indirectly, which such party believes will probably result in the “recall” or “seizure” of PRODUCT or of Finished Dosage.

16.02
In the event of any “recall” or “seizure” arising out of or resulting from a latent defect in PRODUCT that (i) could not have been detected by Wyeth using the testing contemplated by the Release Criteria, and (ii) was due to the failure of MANUFACTURER to adhere to cGMP and/or Wyeth required procedures, or (iii) was due to the negligence of MANUFACTURER (PRODUCT that is recalled or seized and meets the requirements of clause (i) and either clause (ii) or clause (iii) of this paragraph is referred to herein as the “Recalled Product”, and Finished Dosage that is recalled or seized because it contains PRODUCT that meets the requirements of clause (i) and either clause (ii) or clause (iii) of this paragraph is referred to herein as the “Recalled Finished Dosage”), MANUFACTURER agrees (1) to use commercially reasonable efforts to supply PRODUCT, without charge to Wyeth, in an amount sufficient to replace (a) the amount of Recalled Product and (b) the amount of defective PRODUCT contained in Recalled Finished Dosage (i.e., MANUFACTURER shall only be obligated to replace that portion of the PRODUCT contained in the Recalled Finished Dosage that meets the requirements of clause (i) and either clause (ii) or clause (iii) of this paragraph, but not that portion of PRODUCT contained in the Recalled Finished Dosage that is otherwise compliant), and (2) in MANUFACTURER’s sole discretion, either:

(x)  reimburse Wyeth for all transportation costs, export or duties and other out-of-pocket expenses incurred by Wyeth in obtaining or replacing Recalled Product pursuant to clause 1(a) or (b) of this Section 16.02, all to the extent not recovered by Wyeth in respect of such Recalled Product or Recalled Finished Dosage; or

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(y)  refund to Wyeth, or give credit to Wyeth against outstanding receivables due from Wyeth or against the price of PRODUCT to be delivered to Wyeth in the future, in amounts equal to the price paid by Wyeth for Recalled Product and the PRODUCT contained in the Recalled Finished Dosage plus transportation costs, export or import duties and other out-of-pocket expenses incurred by Wyeth in obtaining or replacing PRODUCT hereunder and in connection with such recall or seizure.

16.03
Wyeth shall notify SUPPLIER and MANUFACTURER and SUPPLIER and MANUFACTURER shall notify Wyeth of any recall or seizure that is likely to involve the PRODUCT, promptly following the time Wyeth or SUPPLIER and MANUFACTURER, as applicable, becomes aware of the reasonable likelihood of such recall or seizure.

16.04
For purposes of this Article 16, “recall” shall mean any action by Wyeth or any Affiliate or subsidiary of Wyeth to recover title to or possession of PRODUCT or Finished Dosage containing PRODUCT sold or shipped to third parties as a direct and primary result of the discovery of a material defect in the PRODUCT not known to Wyeth at the time of the sale of the PRODUCT or Finished Dosage to such third parties. The term “recall” also includes the failure by Wyeth to sell or ship PRODUCT or Finished Dosage containing PRODUCT to third parties, which would have been subject to recall if it had been sold or shipped. For purposes of this Article 16, “seizure” shall mean any action by any government agency to detain or destroy PRODUCT or Finished Dosage containing PRODUCT or prevent release of PRODUCT or Finished Dosage containing PRODUCT.

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Article 17.    Termination

17.01
Upon the occurrence of the following events, a party (other than the party to whom the respective clause below relates) may terminate this Agreement by giving the other parties ninety- (90) day’s prior written notice:

(a)
in the case that a party is unable to pay its debts, becomes bankrupt or insolvent or enters into liquidation, whether compulsory or voluntary, or has a receiver appointed over all or part of its assets, or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business; or

(b)
upon the breach of any material provision of this Agreement by a party, if the breach is not cured within ninety (90) days after written notice thereof, and the material breach continues to exist at the effective time of termination.

If it is the SUPPLIER who incurs any of the above-mentioned circumstances, the Agreement shall be automatically assigned to MANUFACTURER or any new supplier MANUFACTURER may appoint and which fully assumes all of the roles, responsibilities and obligations of SUPPLIER hereunder.

17.02 (a)	Wyeth may terminate this Agreement at any time by giving one year written notice to SUPPLIER and MANUFACTURER in the following circumstances:

(i)	if Wyeth, in its sole discretion, determines that it will no longer develop or market Finished Dosage;

(ii)
or if the FDA and/or any analogous international regulatory authority puts a clinical hold on the Finished Dosage containing PRODUCT or withdraws approval of the manufacture, testing, or marketing of the Finished Dosage containing PRODUCT; or

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WYETH BIOPHARMA.

(iii)
if the FDA and/or any analogous international regulatory agency that regulates PRODUCT takes any action, the result of which is to prohibit the manufacture, sale or use or any similar action of PRODUCT or the FDA or any other international regulatory agency imposes significant restriction on the marketing of PRODUCT.

(b)
Should Wyeth terminate this Agreement due to any of the reasons contained in Section 17.02(a), MANUFACTURER agrees to take commercially reasonable measures to cease any ongoing production and limit further expenses associated with such ongoing production.

(c)
In recognition of the costs that will be incurred by MANUFACTURER to manufacture and maintain PRODUCT *** pursuant to SUPPLIER purchase orders based on Wyeth’s Purchase Orders in the event of termination of this Agreement for any reason, Wyeth shall be responsible for the payment of *** all commitments made by Wyeth by way of Purchase Orders; provided and only to the extent that MANUFACTURER shall have failed, after the use of commercially reasonable efforts, to use or dispose of the same to others.

17.03
If Wyeth has not ordered PRODUCT hereunder for at least three (3) consecutive years, then (a) SUPPLIER may terminate this Agreement by giving thirty (30) days prior written notice to Wyeth, and (b) Wyeth may terminate this Agreement by giving thirty (30) days prior written notice to SUPPLIER.

17.04
Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason, except as expressly provided above, shall not relieve the parties of any obligation accruing prior thereto or subsequent thereto with respect to PRODUCT received by Wyeth prior thereto, including but not

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***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

limited to, the confidentiality and proprietary ownership provisions herein and the obligation to pay money, and shall be without prejudice to the rights and remedies of each party with respect to the antecedent breach of any of the provisions of this Agreement. In addition, and without limiting the generality of the foregoing, the following provisions shall survive termination, expiration, cancellation or abandonment of this Agreement until the expiration of the Relevant Statute Of Limitations: Articles 3, 6, 7, 8 and 9 with respect to PRODUCT received by Wyeth prior to such termination and with respect to PRODUCT which Wyeth elects, in its sole discretion, to receive, after such termination, Articles 10, 11, 12, 13, 14, 16 and, insofar as applicable Articles 19 through 30.

17.05
Upon termination or cancellation of this Agreement for any reason, each party who received Confidential Information from another party pursuant to this Agreement shall promptly transfer to the disclosing party any and all Confidential Information provided by the disclosing party. One copy of such Confidential Information may be retained by the legal department of the receiving party for archival purposes.

Article 18.    Assignment

18.01
This Agreement may not be assigned or transferred by SUPPLIER without the prior written consent of Wyeth and MANUFACTURER; provided, however, that SUPPLIER may assign its rights and duties hereunder without such consent to any Affiliate of SUPPLIER, or to any party or entity which acquires all or substantially all of the business or assets of SUPPLIER related to this Agreement, if (1) the acquiring party expressly assumes, in writing, SUPPLIER’s obligations hereunder, and (2) the acquiring party assumes, to the reasonable satisfaction of MANUFACTURER, all of SUPPLIER’s roles, responsibilities and obligations under SUPPLIER’s contractual arrangements with MANUFACTURER.

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WYETH BIOPHARMA.

18.02
This Agreement may not be assigned or transferred by MANUFACTURER without the prior written consent of Wyeth and SUPPLIER; provided, however, that MANUFACTURER may assign its rights and duties hereunder without such consent to any Affiliate of MANUFACTURER, or to any party or entity which acquires all or substantially all of the business or assets of MANUFACTURER related to this Agreement if (1) the acquiring party expressly assumes, in writing, MANUFACTURER’s obligations hereunder, (2) Wyeth determines, in its judgment reasonably exercised, that the acquiring party is fully licensed or approved as a manufacturer of PRODUCT under any and all applicable regulatory requirements and is otherwise capable, without more, to perform and observe all of MANUFACTURER’s roles, responsibilities and obligations under this Agreement to at least the same level and extent as MANUFACTURER, and (3) the acquiring party assumes, to the reasonable satisfaction of SUPPLIER and Wyeth, all of MANUFACTURER’s roles, responsibilities and obligations under MANUFACTURER’s contractual arrangements with SUPPLIER.

18.03
This Agreement may not be assigned or transferred by Wyeth without the prior written consent of SUPPLIER and MANUFACTURER; provided, however, that Wyeth may assign its rights and obligations hereunder without such consent (a) to an Affiliate of Wyeth, provided that in the event that such Affiliate does not thereafter purchase PRODUCT hereunder in annual quantities at least as great as that which would have been required, pursuant to Section 3.02(b), to have been purchased by Wyeth hereunder but for such assignment, then Wyeth shall purchase sufficient PRODUCT to make up such shortfall during the remainder of the term of this Agreement; or (b) to a successor of Wyeth’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition, provided that such successor agrees, in writing, to be bound by the obligations of this Agreement.

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WYETH BIOPHARMA.

Article 19.    Court Proceeding and Governing Law

19.01
If any dispute, controversy or difference arises out of or in connection with this Agreement, the parties hereto shall use their best efforts to settle such dispute, controversy or difference amicably.

The governing law of the present Agreement will be the Law of the State of New York without regard to conflict of law principles, and any court proceeding initiated by one party against the other with respect to any dispute under this Agreement shall be commenced in the United States District Court for the Southern District of New York, and such court shall have exclusive jurisdiction over all legal matters and proceedings thereunder.

Article 20.    Taxes and Withholding

20.01
All taxes, assessments, fees and charges, if any, levied on SUPPLIER under income tax laws or regulations, which are required to be withheld on payments due to SUPPLIER from Wyeth, hereunder, shall be for the account of SUPPLIER and will be deducted by Wyeth from such payments due to SUPPLIER. Receipts for all such taxes, assessments, fees and charges advanced by Wyeth to the taxing authorities and received by Wyeth shall be sent to SUPPLIER.

Article 21.    Force Majeure

21.01
Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires explosions, floods, shortages of material or energy or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take commercially reasonable

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WYETH BIOPHARMA.

steps to relieve the effect of such cause as rapidly as reasonably possible. Notwithstanding the forgoing, (i) if SUPPLIER or MANUFACTURER is unable to perform due to the above-enumerated reasons for a period longer than twelve (12) months, Wyeth shall have a right to terminate this Agreement by providing written notice to SUPPLIER and MANUFACTURER; and (ii) if Wyeth is unable to perform due to the above-enumerated reasons for a period longer than twelve (12) months, SUPPLIER and MANUFACTURER shall each have the right to terminate this Agreement by providing written notice to Wyeth and each other.

Article 22.    Severability

22.01
In the event that any provision of this Agreement is judicially determined to be void or unenforceable, in whole or in part, such provision shall be construed to be separable from the other provisions of this Agreement, which shall retain full force and effect, and such provision shall be deemed to be amended in the manner and to the extent necessary so that, as so revised, such provision shall be valid and enforceable.

Article 23.    Headings

23.01	All titles and captions in this Agreement are for convenience purposes only and shall not be of any force or substance.

Article 24.    Use of Names

24.01
Except as expressly required pursuant to the Act or other governmental rule or regulation, and except as reasonably determined by Wyeth to be necessary or appropriate with respect to Finished Dosage containing PRODUCT offered for sale or sold by Wyeth, no party will without the prior written consent of the other applicable party: (a) use in advertising, publicity, promotional premiums or otherwise, any trade name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation, thereof, owned by such other party; or (b) represent, either directly or indirectly, that any product or service of any party is a product or service of any other party.

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WYETH BIOPHARMA.

Article 25.    Independent Contractor

25.01
Each party is acting under this Agreement as an independent contractor and not as the agent or employee of any other party. Each party understands and agrees that it has no authority to assume any obligation on behalf of any other party and that it shall not hold out to third parties that it has any authority to act on any other party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for any other party’s account, unless expressly authorized herein or by subsequent written agreements.

Article 26.    Waiver

26.01
No waiver or modification, amendment or release of any of the terms of this Agreement shall be valid, unless in writing and signed by an authorized representative of each of the parties hereto. Failure by any party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by any party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 27.    Public Disclosure

27.01
No party shall disclose to any third party or originate any publicity, news release or public announcement, written or oral, whether to the public or the press, or otherwise, referring to the terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except (i) for disclosures required by applicable law, rule, regulation (including but not limited to the rules and regulations of (1) the Securities and Exchange Commission and (2) the Comision Nacional del Mercado de Valores, Spanish Stock Exchange Authority) or judicial or administrative process, or (ii) by such announcements as are mutually agreed upon by the parties in writing, or (iii) by such disclosures to a third party made

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WYETH BIOPHARMA.

pursuant to a bona fide, duly executed and delivered confidentiality agreement entered into with such third party (1) for the benefit of all parties hereto, (2) pertaining to a possible assignment of this Agreement or of rights and benefits hereunder to such third party by one or more of the parties hereto, and (3) pursuant to which such third party agrees to perform and observe all of the provisions of this Agreement pertaining to confidentiality and disclosure including, without limitation, those contained in Article 11 and this Article 27, as though such third party were a party hereto.

Article 28.    Notices

28.01
Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered either personally or by facsimile. A copy of each notice so given shall also be sent by registered or certified mail, return receipt requested, or by courier service which confirms in writing to the sender delivery thereof to the addressee. All notices shall be so delivered or sent to the receiving party at such party’s address set forth below, or at such other address as may from time-to-time be furnished by similar notice by either party. Any notice, a copy of which shall be sent by registered or certified mail or courier service as aforesaid, shall be deemed to have been given when such copy shall have been so mailed or sent.

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WYETH BIOPHARMA.

If to SUPPLIER:

SeraCare Life Sciences, Inc.
1935 Avenida del Oro, Suite F
Oceanside, California 92056
U.S.A.
Facsimile No. (760) 806-8933
Attention: President

If to MANUFACTURER:

General Manager
Instituto Grifols, S.A.
Pol. De Levante
C/Can Guash,
Parets del Valles (Barcelona) Spain
Facsimile No. 34-93-571 0381

If to Wyeth: Vice President	And	Vice President
Global BioPharmaceutical		Global Materials Management
Manufacturing Wyeth		Wyeth-Ayerst Laboratories
One Burtt Road		2100 Renaissance Boulevard
Andover, MA 01810		King of Prussia, PA 19406
U.S.A.		U.S.A.
Facsimile No. (978) 247-2600		Facsimile No. (610) 313-4687

or to such other address as the addressee shall have last furnished, in writing, to the addresser.

Article 29.    ACKNOWLEDGEMENT

29.01
The parties to this agreement acknowledge by their signature below that they are aware that the MANUFACTURER’s product Albumin (Human) *** which is registered by the FDA, health authorities in the European Union and other health authorities in the International market is not the same as the PRODUCT produced under this Agreement. The PRODUCT supplied under this Agreement is MANUFACTURER’s Albumin (Human) *** modified for and behalf of Wyeth following specifications provided by Wyeth and as such differs from MANUFACTURER’s registered Albumin. Further, the parties acknowledge that

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***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

the PRODUCT will not be mixed by Wyeth with any other product formulation that contains any other product or ingredient of human origin, including but not limited to any albumin manufactured by any person or entity other than MANUFACTURER. The foregoing sentence shall not limit Wyeth’s ability to purchase (subject to Section 3.02(b)) and use albumin from other sources so long as such albumin is not mixed with the PRODUCT.

Wyeth acknowledges that, except as the context otherwise requires, all references to FDA authorizations, or any other Governmental bodies’ permits refer to MANUFACTURER’s Albumin (Human) ***, and in no case to the PRODUCT as defined in the present Agreement, except as the context otherwise requires. Wyeth will hold MANUFACTURER and SUPPLIER harmless of any claim whatsoever that may arise in connection with any kind of authorization referred to the PRODUCT.

The parties further acknowledge and agree that (a) PRODUCT may be manufactured and sold by MANUFACTURER and SUPPLIER solely and exclusively to Wyeth and to no other person or entity whatsoever, and (b) neither MANUFACTURER or SUPPLIER, by this Agreement or otherwise, shall have or acquire, except as expressly provided herein for purposes hereof, any right, title or interest in or to PRODUCT or the Specifications, Release Criteria, Product IP or other intellectual property or rights of or pertaining to PRODUCT.

Article 30.    Entire Agreement

30.01
This Agreement, including the Confidentiality Agreement incorporated herein by reference, constitutes the entire agreement between the parties concerning the supply of PRODUCT to Wyeth, and supersedes all written or oral agreements or understandings with respect thereto.

[The remainder of this page has purposely been left blank. The signature page follows.]

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***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:		ACKNOWLEDGED, ACCEPTED AND AGREED TO:
Wyeth Pharmaceuticals, Inc.		SeraCare Life Sciences Inc.

By:	/s/ H. Michael Koplove (Signature)	By:	/s/ Michael Crowley Jr (Signature)

Name:	H. Michael Koplove Ph.D. (Print/type)	Name:	Michael Crowley Jr (Print/type)

Title:	Vice President - Manufacturing	Title:	CEO / President

Date:	26 September 2002	Date:	October 4th 2002

ACKNOWLEDGED, ACCEPTED AND AGREED TO:
Instituto Grifols, S.A.

By:	/s/ Javier Jorba (Signature)

Name:	Javier Jorba (Print/type)

Title:	CEO

Date:	14 October 2002

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WYETH BIOPHARMA.

APPENDIX A

Confidentiality Agreement

(Attached hard copy)

HSA Supply Agreement	Page 1

GENETICS INSTITUTE, INC.
CONFIDENTIAL DISCLOSURE AGREEMENT

THIS CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”) is made as of this 19 day of November, 1998 (the “Effective Date”) by and between Genetics Institute, Inc., a Delaware corporation with a business address at 87 CambridgePark Drive, Cambridge, Massachusetts 02140 (“GI”) and the company named on the signature page (“Company”).

1.
Background.    GI and Company intend to engage in communications/activities for the purpose summarized in Exhibit A. In the course of these communications and activities, GI and Company may disclose or deliver to each other certain Confidential Information (defined below). GI and Company have entered into this Agreement in order to ensure the confidentiality of the Confidential Information.

2.	Definitions.

2.1.
“Confidential Information” means any scientific, technical, trade or business information possessed, obtained by, developed for or given to the disclosing party which is treated by the disclosing party as confidential or proprietary including, without limitation, Research Materials (defined below), formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the disclosing party, and any other confidential information about or belonging to the disclosing party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

“Confidential Information” does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the receiving party’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who did not derive it, directly or indirectly, from the disclosing party; or (d) is independently developed by a receiving party without the use of the disclosing party’s Confidential Information.

2.2.
Examples of Confidential Information.    For purposes of illustration, the Confidential Information may be contained in various media, including, without limitation, records of research data and observations, records and results of preclinical and clinical trials, patent applications, regulatory filings, computer programs, manuals, plans, drawings, designs, specifications, supply and customer lists, internal financial data and other documents and records of the disclosing party, whether or not labeled or identified as “Confidential.”

2.3.
“Research Materials” include, without limitation, genes, DNA sequences, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, biological substances, and any constituents, progeny, mutants, derivatives or replications thereof or therefrom, together with all reagents, chemical compounds or other materials.

3.	Confidentiality.

3.1.	Acknowledgment Regarding Ownership. GI and Company each acknowledge that the other is and shall at all times remain the sole owner of its Confidential Information.

3.2.
Nondisclosure of Confidential Information.    GI and Company shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other party’s Confidential Information. GI and Company may disclose the other party’s Confidential Information to persons within their respective organizations and to their respective affiliates and partners who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 3.5 below. GI and Company may disclose the other party’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or

- CONFIDENTIAL -

judicial protection available for like material and reasonable advance notice is given to the other party.

3.3.
Use of Confidential Information.    GI and Company shall use the other party’s Confidential Information solely for the purpose(s) set forth in Exhibit A or for such other purposes as may be agreed upon by the parties in writing.

3.4.
Physical Protection of Confidential Information.    GI and Company shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the other party’s Confidential Information.

3.5.
Agreements with Personnel, Affiliates and Partners.    GI and Company have or shall obtain agreements with all parties who are permitted access to the other party’s Confidential Information under this Agreement which impose comparable confidentiality obligations on such parties.

4.	Expiration; Termination.

4.1.
Expiration; Return of Research Materials.    This Agreement will expire five (5) years from the last date of disclosure of any Confidential Information. Upon expiration, or sooner upon the disclosing party’s request, the receiving party shall promptly return to the disclosing party all Research Materials. Upon expiration, the receiving party shall be free to use any other Confidential Information received under this Agreement without restriction or obligation, except as governed by patent law and/or other agreements between the parties.

4.2.
Termination for Breach.    Prior to expiration, however, either party may terminate this Agreement immediately upon written notice to the other party if it determines that the other party has breached its confidentiality obligations. In this event, the party in breach shall promptly return to the other all Confidential Information and it’s confidentiality obligations will continue indefinitely.

5.	Miscellaneous.

5.1.
Entire Agreement.    This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between GI and Company.

5.2.	No Modification. This Agreement may be changed only by a writing signed by both parties.

5.3.
Severability.    In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

5.4.	Applicable Law. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, duly-authorized representatives of GI and Company have signed this Agreement as a document under seal as of the Effective Date.

GENETICS INSTITUTE, INC.

By	/s/ Stephen Meyler
Print Name	Stephen Meyler
Title	Purchasing Manager of Systems & Operations
duly authorized
COMPANY
SeraCare, Inc.
By	/s/ Mike Crowley, Jr.
Print Name	Mike Crowley, Jr.
Title	Vice President Operations
duly authorized

Address	1935 Avenida del Oro, Suite F
Oceanside, CA 92056

- CONFIDENTIAL -

Exhibit A

Summary of Subject and Purposes of Communications

GI will disclose to Company information including manufacturing processes and product information. Company will discuss manufacturing processes, and alternative sources of HSA.

- CONFIDENTIAL -

WYETH BIOPHARMA.

APPENDIX B

Release Criteria
(including Specifications)

(draft attached)

HSA Supply Agreement	Page 1

***

***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

APPENDIX C

Technical Agreement

(draft attached)

HSA Supply Agreement	Page 1

***

***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

APPENDIX D

Product Pricing

The pricing for the PRODUCT is set at *** per *** bottle.

HSA Supply Agreement	Page 1

***  Confidential Information omitted and filed separately with the Securities and Exchange Commission.

WYETH BIOPHARMA.

APPENDIX E

Form of Purchase Order

[Attached Hereto]

HSA Supply Agreement	Page 1

This Appendix E has been omitted and shall be furnished supplementally to the Commission upon request.